Exhibit 10.4

Oral Consulting Arrangement between the Company and Kit Tran

The company has a consulting arrangement with Mr. Kit Tran, through his entity DMA Capital Inc., pursuant to which Mr. Tran provides services to the company as its Chief Marketing Officer and earns consulting fees of $4,000 per month. Subject to the discretion of the board, Mr. Tran will be considered for an annual incentive bonus.